Investor Questionnaire and
Subscription Agreement

Gentlemen:

The undersigned IDT Fund, Ltd. & IDT Fund 13 (the "Investor"), wishes to purchase 526,316 shares of the Common Stock, par value $.02 per share (the "Shares"), of US Data Authority, Inc. f/k/a SunVest Resorts, Inc. (the "Company") at the purchase price of $.38 per share. Shares split as follows: 263,158 shares to IDT Fund Lmtd. 263,158 shares to IDT Fund 13

I. In order to induce the Company to accept the investor's subscription herewith, the Investor advises as follows:

A. Receipt of Information. The Investor hereby acknowledges that he has received a copy of (a) the Company's 1999 Annual Report) (b) the -audited financial statements of US Data Authority, Inc. ("USDA") for the fiscal year ended December 31, 1999 (eleven Months), (c) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000, and September 30, 2000 (e) Business Plan of the Company, dated February 19, 2000 (collectively, the "Disclosed Information").

B. Availability of information. The Investor hereby acknowledges that the Company has made available to him the opportunity to ask questions of, and receive answers from the Company and any other person or entity acting on its behalf, concerning the contents of the Disclosed Information.

C. Representations and Warranties. The Investor represents and warrants to the Company (and understands that the Company is relying upon the accuracy and completeness of such representations and warranties in connection with the availability of an exemption from the offer and sale of the Shares from the registration requirements of applicable federal and state securities laws) that:

1. RESTRICTED SECURITIES.

(a) The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws (the "State Acts").

(b) The Investor understands that he cannot sell or otherwise dispose of the Shares unless the Shares are registered under the Act or the applicable State Acts or exemptions therefrom are available (and consequently, that the Investor must bear the economic risk of the investment for an indefinite period of time);

(c) The Investor understands that the Company has no obligation now or at any time to register the Shares under the Act or the applicable State Acts.

2. LEGEND.

The Investor agrees that any certificate representing the Shares will contain and be endorsed with the following, or a substantially equivalent, legend:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and said shares cannot be sold, transferred, disposed of, pledged or hypothecated UNLESS registered with the Securities and Exchange Commission, sold in compliance with Rule 144 under the 1933 Act, or, if in the opinion of Company counsel, an exemption from the registration requirements is in fact applicable to said shares."

3. ACCURACY OF INFORMATION.

All information that the Investor has provided to the Company concerning his/her financial position and knowledge of financial and business matters is correct and complete as of the date set forth at the end hereof, and if there should be any material change in such information prior to acceptance of this Agreement by the Company, the Investor will immediately provide the Company with such information.

4. SUITABILITY.

(a) The Investor can afford a complete loss of the investment and can afford to hold the Shares for an indefinite period of time;

(b) The Investor considers this investment a suitable investment; and

(c) The Investor has had prior experience in financial and business matters and investments.

5. Other.

(a) The Investor is aware that there are substantial risks incident to the ownership of Shares, that such investment is speculative and involves a high degree of risk of loss by him of his entire investment in the Company, and that no federal or state agency has passed upon the Shares or made any finding or determination concerning the fairness of this investment.

(b) The Investor acknowledges that he has been advised to consult his own attorney concerning the investment.

(c) The Investor acknowledges that, due to the restrictions described above, and the thin market that exists and is likely to exist for the Shares, his investment will be highly illiquid and might have to be held indefinitely.

(d) Also,

(i) The Investor has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Shares, including the risks set forth in this Agreement;

(ii) The Investor has not been furnished any offering literature other than the Disclosed Information, and the Investor has relied only on the information contained in the Disclosed Information;

(iii) The Investor is acquiring the Shares for his own account, as principal, for investment purposes only and not with a view to the resale or distribution of all or any part of such Shares, and that he has no present intention, agreement or arrangement to divide his participation with others or to resell, transfer or otherwise dispose of all or any part of the Shares; and

(iv) The Investor has adequate means of providing for his current needs and contingencies and has no need for liquidity in this investment.

(e) The Investor hereby adopts, accepts and agrees to be bound by all the terms and conditions of this Subscription Agreement, and by all of the terms and conditions of the Company's Articles of Incorporation and Bylaws, and amendments thereto.

(f) The Investor shall indemnify the Company and hold the Company harmless from and against any and all liability, damage, cost, or expense incurred on account of or arising out of any action, suit or proceeding based upon the claim that said declarations, representations or warranties were inaccurate or misleading or are otherwise a cause for obtaining damages or redress from the Company.

(g) The Investor is an "Accredited Investor" as defined below:

Accredited investor shall mean any person who comes within any of the following categories:

(i) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(iii) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) Any director or executive officer of the Company;

(v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(vi) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii); and

(viii) Any entity in which all of the equity owners are accredited investors.

II. The Company hereby represents and warrants that:

A. Organization; Authority; Due Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. The Company is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification and the failure to qualify would be materially harmful to the business or financial condition thereof. The Company has full corporate power and authority to execute and deliver this Subscription Agreement and each of the other documents and instruments referenced in this Subscription Agreement to be executed and delivered by it (the "Purchase Documents") and to consummate the transactions contemplated hereby and thereby. The Purchase Documents have been approved by the board of directors of the Company. The Purchase Documents will constitute, when executed and delivered by the Company, valid and binding obligations of the Company, in each case enforceable against the Company in accordance with its terms.

B. No Conflict; No Required Consents. The execution and delivery by the Company of the Purchase Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of its Articles of Incorporation or Bylaws or the terms of any instrument, document or agreement to which the Company is a party, or by which the Company or the property of the Company is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of the Company; or (c) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Company or the business or assets of the Company.

C. Capitalization. The authorized capital of the Company consists of 130,000,000 shares, consisting of 100,000,000 shares of the Common Stock, par value $.02 per share, and 30,000,000 shares of preferred stock, par value $1.00 per share, of which 35,555,423 shares of the Common Stock are issued and outstanding and 1,250,000 preferred are issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and non-assessable and, except for 1,500,000 shares issued to Thomson Kernaghan, were issued in compliance with the Securities Act of 1933. There are currently outstanding warrants to purchase 38,933,463 shares of the Common Stock, commitments to issue 2,922,934 shares of the Common Stock pursuant to various plans, subscriptions to purchase 33,000,000 (including subscriptions pursuant to this offer) shares of Common Stock and 1,200,000 shares of Common Stock may be issued pursuant to the conversion of various Company securities. If any of the above described commitments were converted, exercised or issued, the Company would be 11,611,820 shares above its authorized limit. In this regard, AB Financial Services, LLC ("ABFS") has executed a Standstill Agreement whereby it will delay, for a period of six months or the time necessary to call and conclude a shareholder's meeting held for the purpose of authorizing additional shares, the exercise of 11,211,820 shares of the 30,000,000 shares available to ABFS in a Purchase Agreement. With this exception, the Company has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is currently bound to issue any additional shares of Common Stock or other securities. The Company's shareholders do not have pre-emptive rights and the Company has no subsidiaries. The Shares, when issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the Company free and clear of all liens, encumbrances and claims of any kind.

D. Compliance with Laws; No Litigation. The Company is in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies. There is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or involving or relating to the Company's assets, management, or the operation of its business, nor is there any action or proceeding pending or threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the Purchase Documents, or which might materially and adversely affect the Company business, prospects, assets, or ability to consummate the transactions contemplated hereby or thereby. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to any of its assets or the operation of its business.

III. A. Applicable Law. This Subscription Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

B. Additional Documents. The issuance of the Warrants shall be effected pursuant to the Stock Subscription Warrant in the form attached hereto as Exhibit 1.

IN WITNESS WHEREOF, the undersigned executed this Investor Questionnaire and Subscription Agreement on this 19 day of March 2000.

By: /S/ Darren Silverman
Name: Darren Silverman

Address: 1515 S. Federal Suite 26
Boca Raton, FL 33432

US Data Authority, Inc.

By: /S/ G. Parker, V.P. 3/19/01
Name: Title Date

Address:
3500 NW Boca Raton Boulevard
Building #811
Boca Raton, Florida 33431

To the extent that this document conflicts with that certain Stock purchase Agreement executed by DOMINICK F. MAGGIO, on 3/19/01, the Stock Purchase Agreement and all of the terms contained therein shall prevail and take precedence over this Subscription Agreement.